Exhibit 10.1


                          GROW BIZ INTERNATIONAL, INC.
                               4200 DAHLBERG DRIVE
                           MINNEAPOLIS, MN 55422-4837
                                 (612) 520-8500


                                  July 3, 1999


Mr. Sheldon T. Fleck
Ms. Terry K. Fleck
5720 Smetana Drive, Suite 330
Minnetonka, MN 55343

Dear Mr. and Ms. Fleck:

     By letter dated June 3, 1999, you indicated to the Board of Directors of Grow Biz International, Inc. (the "Company") that you intend to acquire, directly or through your Affiliates or Associates, Beneficial Ownership of additional shares of the Company's stock. You requested, pursuant to Section 302A.673 of the Minnesota Business Corporation Act, that a committee of disinterested members of the Board of Directors approve your acquisition of Beneficial Ownership of additional shares of the Company's stock as your Beneficial Ownership of shares of the Company reaches or exceeds ten percent of the Company's outstanding shares. All capitalized terms contained in this letter agreement shall have the definitions set forth in the Minnesota Business Corporation Act.

     In response to your letter, and in compliance with the provisions of
Section 302A.673, the Company's Board of Directors established a committee comprised of Disinterested Directors. The committee of Disinterested Directors has reviewed your request and has approved any acquisitions by you, directly or through your Affiliates or Associates, of Beneficial Ownership of additional shares of the Company's stock from time to time which may result in your Beneficial Ownership reaching or exceeding ten percent of the Company's outstanding shares.

     In consideration for such approval, you have agreed to the following:

          1. Neither you nor your Affiliates or Associates will acquire any shares of the Company's stock that would result in your Beneficial Ownership reaching or exceeding fifteen percent of the Company's outstanding shares; and

          2. While your Beneficial Ownership equals or exceeds ten percent of the Company's outstanding shares, neither you nor any of your Associates or Affiliates will effect any Business Combination without the prior approval of a majority of a committee of the Board of Directors consisting of all of the Disinterested Directors.

For purposes of calculating the fifteen and ten percent thresholds in each of the immediately preceding paragraphs numbered 1 and 2, Beneficial Ownership shall include only shares directly owned by you or your Affiliates or Associates, but does not include any additional shares, other than shares directly owned by you or your Affiliates or Associates, which may be deemed beneficially owned pursuant to the concepts and provisions described in Subdivision 41(c) of Section 302A.011.


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     This letter also will confirm that the prior approval for you to pass the ten percent ownership threshold, which was granted by a special committee of the Board of Directors on February 6, 1997, is superseded by this current approval.

     In addition, because the Company may suffer irreparable harm as a result of a breach of this letter agreement by you, the Company shall be entitled to obtain remedies in equity, including without limitation specific performance, to prevent any actual or threatened breach by you of any provision of this letter without the necessity of proving damages.

     If the terms outlined in this letter are acceptable to you and you are willing to comply with the restrictions set forth above, please sign in the space provided below and return an original to me. The second copy is for your records.

     This letter agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

                                       Very truly yours,



                                       By   /s/ David J. Osdoba
                                          ---------------------------------
                                          David J. Osdoba
                                          Vice President of Finance and
                                          Chief Financial Officer

Agreed to and acknowledged
this 3rd day of July, 1999.


/s/ Sheldon T. Fleck
--------------------------------
Sheldon T. Fleck


/s/ Terry K. Fleck
--------------------------------
Terry K. Fleck